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                                                                    EXHIBIT 99.1

                          PHOENIX FOOTWEAR GROUP, INC.

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FOR IMMEDIATE RELEASE

                       PHOENIX FOOTWEAR UPDATES EFFECT OF
                      DISSENTING STOCKHOLDER LAWSUIT RULING

CARLSBAD, CALIFORNIA, JUNE 16, 2003 - Phoenix Footwear Group, Inc. (AMEX: PXG) announced today further clarification of the anticipated effect that the recently announced $3.1 million dissenting shareholder's judgement, associated with Phoenix Footwear's March 2000 acquisition of the Penobscot Shoe Company, is expected to have on the Company's operations for the quarter ending June 28, 2003. The Company previously disclosed that as of March 29, 2003 it maintained a $2.1 million reserve for this litigation which included $300,000 in accrued interest. As a result of the judgement, the Company expected to incur a pre-tax charge of approximately $400,000 to $500,000 during the current quarter associated with the interest portion of this judgement. The Company now also expects to record an additional $600,000 pre-tax charge associated with the increased share value included in the judgement. The Company previously expected to record this portion of the judgement as additional goodwill, but has concluded that current accounting guidelines require this portion of the judgement to also be recorded as expense. The total amount of the judgement and the cash effect to the Company remains unchanged.

The Company also reiterated that it has sufficient liquidity to satisfy this judgement, including $1.2 million in cash and the full availability of its $11.0 million credit facility, and that it continues to review its available options related to this litigation, including an appeal of this judgement.

ABOUT PHOENIX FOOTWEAR GROUP, INC.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets casual and dress footwear. The Company's premium footwear brands include the Trotters(R) and SoftWalk(R) lines. The Company was ranked by Footwear News as the fastest growing footwear firm during the three-year period of 1999 to year-end 2001. Phoenix Footwear Group, Inc is traded on the American Stock Exchange under the symbol PXG.

This press release includes forward-looking statements, which are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These statements include statements about the Company' anticipated accounting treatment of the transactions described herein. Such statement is subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The Company may discover new information and determine that further accounting adjustments should be made, which may change the amounts that the Company currently believes it will record for the second quarter of fiscal 2003.


CONTACTS:

Kenneth Wolf
Chief Financial Officer
Phoenix Footwear Group, Inc.
(760) 602-9688
or
Todd St.Onge
Brainerd Communicators, Inc.
(212) 986-6667